GRID DYNAMICS SWITZERLAND GMBH
EXECUTIVE EMPLOYMENT AGREEMENT
This Employment Agreement is concluded under Swiss law and the contract has been adapted from foreign law. All clauses shall be interpretated in a way that they are in line with Swiss law and where a clause might defer, the Swiss Code of Obligation is applicable in any way.
This Employment Agreement (the “Agreement”) entered into by and between Grid Dynamics Switzerland GmbH, Zug, Switzerland (the “Company”), a wholly owned subsidiary of Grid Dynamics Holdings, Inc. (“Parent,” and Parent together with its subsidiaries including the Company, the “Company Group”), and Yury Gryzlov (“Executive”). This Agreement will become effective under the condition that a Swiss work and residence permit is granted and upon the date that Executive transfers to the Company and to Switzerland, latest as per 15th of July 2022 (“the “Effective Date”).
1.Duties and Scope of Employment.
a.Positions and Duties. As of the Effective Date and under the condition that the Executive receives a work and residence permit by the Swiss authorities, Executive will serve as the Company’s managing officer (“Geschäftsführer”) and Chief Executive Officer, Europe. In addition, as of the Effective Date, Executive will continue to serve as Parent’s Chief Operating Officer. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company Group, as will reasonably be assigned to him by Parent’s Chief Executive Officer or his or her designee.
b.Obligations. During the Employment Term (defined below), Executive will perform Executive’s duties faithfully and to the best of his ability and devote his full business efforts and time to the Company Group. Overtime work performed by Executive is fully compensated by the Base Salary as set forth below. Executive acknowledges during Executive's employment with Company Group, that Executive will not, without prior written approval of Company Group: (a) engage in any activity competitive or adverse to Company Group's business or welfare, whether alone, as a partner, or as an officer, director, executive, shareholder, employee, or consultant of any other entity, or (b) undertake planning for the organization of any business activity competitive with Company Group or combine or conspire with other employees or representatives of Company Group for the purposes of organizing any such competitive business. Nothing contained in this Section 1(b) shall prevent Executive from making passive personal investments, or engaging in other businesses or serving on boards of directors, which do not violate this Section 1(b) or materially interfere with the services rendered under this Agreement, as determined in the sole discretion of the Parent’s Board of Directors (the “Board”). Executive further agrees to comply with all applicable Company Group policies, including, for the avoidance of any doubt, any insider trading policies and compensation clawback policies currently in existence or that may be adopted by the Company Group during the Employment Term.

c.Place of Work; Employment. Executive’s place of work will be Zug, Switzerland. Executive is aware of and accepts that Executive will be required to travel frequently in the performance of Executive’s employment duties and responsibilities hereunder. The Company will employ Executive on the terms and conditions set forth herein. Executive will receive his cash compensation and benefits from the Company and the Company will maintain and distribute employment-related records. In the event that during the Employment Term Executive becomes employed by another member of the Company Group in the performance of Executive’s duties and obligations hereunder, any reference to the Company in this Agreement will be a reference to that member of the Company Group, unless the context clearly requires otherwise.
d.Other Entities. Executive agrees to serve and may be appointed as an officer and director for any of the Parent’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Parent has a significant investment as determined by the Parent. As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Parent. Upon ceasing employment with the Company for any reason other than to become employed with another member of the Company Group, Executive agrees that Executive will be deemed to have resigned from all officer positions with all members of the Company Group (including, without limitation, Parent and the Company) and any of their respective affiliates and Executive agrees to execute such documents and take such actions as Parent or the Company reasonably request to give effect to the same.
2.Term of Agreement. This Agreement will have an initial term of two (2) years commencing on the Effective Date (the “Initial Term”). Following the Initial Term, Executive’s employment with the Company will continue for an indefinite period of time. Notwithstanding the foregoing, if a Change of Control occurs during the Initial Term, the term of this Agreement will extend automatically through the date that is twelve (12) months following the date of the Change of Control. If Executive becomes entitled to the benefits under Section 7 of this Agreement, then the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied. The period of Executive’s employment under this Agreement, including the Initial Term and any period of employment thereafter, is referred to herein as the “Employment Term.”
3.Compensation.
a.Base Salary. During the Employment Term, the Company will pay Executive an annual salary of CHF400,000.00 as compensation for Executive’s services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. The Board or its Compensation Committee shall review the amount of the Base Salary from time to time, but shall not be required to increase the Base Salary but no decrease may occur.
b.Bonus. Executive will be eligible to receive additional incentive-based compensation or bonuses, in the sole discretion of the Board or its Compensation Committee, with an annual target amount equal to CHF200,000 effective from May 1, 2022 (and any target bonus for a performance period in effect prior to, and that also includes May 1, will be prorated for the target bonus opportunities in effect for such performance period), which may be subject to the individual goals of Executive and/or any financial or other performance criteria of the Company, also as determined by the Board or its Compensation Committee, as applicable, in its sole discretion. To the extent bonuses are payable on a quarterly basis, the Board or its Compensation Committee, as applicable, will determine bonus eligibility each fiscal quarter, and any awarded bonus will be paid within sixty (60) days of the end of each fiscal quarter. For any bonuses payable for Parent’s full fiscal year, the Board or its Compensation Committee, as applicable, will determine the bonus eligibility for the applicable year, and any awarded bonus will be paid within sixty (60) days of the end of such year. Eligibility for any bonus is dependent upon Executive's continued employment with the Company Group on the date the bonus is to be paid. The Board or its Compensation Committee shall review the amount of potential bonus from time to time, but shall not be required to increase the potential bonus.
c.Deductions. The Company will deduct from Executive’s Base Salary as well as from Executive’s bonuses, if any, the applicable employee contributions, respectively premiums to social security schemes (AHV|IV, EO, ALV), the premiums for the pension fund (BVG), the non-occupational accident insurance and the daily sickness benefits insurance, as well as the applicable taxes, if any, payable by Executive in accordance with the respective laws and regulations.
d.Equity.
i.Prior Grants. Executive previously was granted certain Equity Awards and, to the extent outstanding, will continue to be subject to the terms of the equity plan and applicable award agreement under which the applicable Equity Award was granted.
ii.Discretionary Awards. Executive also may be eligible to receive additional Equity Awards in the discretion of the Board or its Compensation Committee, as applicable, to reward extraordinary performance or for achievement of stretch financial performance objectives under individual incentive agreements for very strong performance of the Company Group.
iii.Change of Control. In the event Parent is subject to a Change of Control, all Equity Awards (or portions thereof) that are not assumed or substituted by the successor corporation, as determined under the applicable equity plan(s) under which such Equity Awards were granted, will become fully vested and exercisable and all restrictions on any such awards of restricted stock or restricted stock units will lapse. Equity Awards will not be deemed assumed or substituted and will become fully vested and exercisable in a Change of Control if the awards are amended or modified in any manner that is adverse to the Executive (e.g., less favorable vesting terms) without Executive’s written consent.
4.Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other executives of the Company to the extent Executive meets the eligibility requirements for each individual plan or program. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.
5.Vacation. Executive will be entitled to accrue up to twenty (20) days paid annual vacation in accordance with the Company policy as in effect from time to time, including eligibility for any policy subsequently adopted for Company Group senior executives.
6.Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Further, in connection with Executive’s relocation from California to the Zug, Switzerland area (the “New Location”), Executive will be eligible to receive certain relocation benefits, in accordance with Parent’s US Relocation Policy, as may be in effect and/or amended from time to time (the “Policy”). In addition (but without duplication with the same or similar relocation benefits already provided under the Policy), Executive will be eligible to receive the following relocation benefits: (a) the Company will contract with a relocation company to move Executive’s household belongings and automobiles from California to the New Location, and arrange for temporary storage in or around the New Location for such household belongings for up to three (3) months; (b) the Company will arrange for, and reimburse the rental costs of, reasonable temporary housing in or around the New Location for Executive and Executive’s spouse, for up to one (1) year following Executive’s relocation, with such housing arrangements to be mutually agreed between the Company and Executive; and (c) Executive will be eligible to use the shared corporate car that the Company makes available from time to time to Company employees at the New Location. All relocation benefits are subject to Executive’s continued employment with the Company through the date the benefit is provided or in the case of any reimbursements, the date that the expense is incurred, provided that in no event will any reimbursement be made after March 15 of the year immediately following the year in which such expense is incurred. In order to allow adequate time for expense reimbursements to be processed, Executive is advised to remit the appropriate documentation substantiating expenses to be reimbursed as soon as reasonably practicable following the date such expenses are incurred. Relocation benefits that are taxable to Executive will be subject to any applicable withholdings. The Company may provide additional reasonable benefits to assist with Executive’s relocation, based on the relevant circumstances at such time, which benefits will be determined by mutual agreement between the Company and Executive.
7.Notice of Termination; Severance Benefits.
a.Notice of Termination. Notwithstanding any contrary provision of this Agreement, Executive agrees that before voluntarily terminating his employment without Good Reason, and the Company agrees that before terminating Executive’s employment without Cause, the party initiating the termination of employment with the Company will provide to the other party at least three (3) months of advance written notice of the proposed termination date (the “Notice Period”). During the Notice Period, Executive will continue to diligently and in good faith perform his duties to the Company unless the Company notifies Executive in writing that Executive’s performance of duties and obligations with the Company shall terminate sooner than the end of the Notice Period (“Freistellung”). For the avoidance of doubt, Executive will continue to receive his then-standard compensation for the period in which he continues to provide actual services to the Company during the Notice Period.
b.Qualified Termination Outside the Change of Control Period. If, outside the Change of Control Period, the Company Group or an Affiliate terminates Executive’s employment with the Company Group and the Affiliates other than for Cause, and not due to Executive’s death or Disability, or Executive resigns from such employment with Company Group and the Affiliates for Good Reason, then, subject to Section 8, Executive will receive the following severance benefits:
i.Salary Severance. Continuing payments of Executive’s Base Salary, as in effect immediately prior to such termination of Executive’s employment (or, if higher, immediately prior to reduction of Executive’s Base Salary described in clause (ii) of the definition of Good Reason below), for twelve (12) months from the termination date, paid in accordance with the Company’s regular payroll procedures.
ii.Bonus Severance. A lump-sum payment equal to 50% of Executive’s then current annual maximum bonus target amount.

iii.Health Insurance Coverage. Subject to Section 7(d), the Company will pay the premiums for coverage under COBRA (as defined below) for the Executive and the Executive’s eligible dependents, if any, at the rates then in effect, subject to any subsequent changes in rates that are generally applicable to the Company’s active employees (the “Health Insurance Coverage”), until the earliest of (A) a period of twelve (12) months from the date of the Executive’s termination of employment, (B) the date upon which the Executive (and the Executive’s eligible dependents, as applicable) becomes covered under similar plans, or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA.
iv.Equity. Immediate vesting of all then-outstanding unvested Equity Awards that would have vested had Executive continued employment with the Company Group for an additional period of one year following the date of termination of employment. If, however, an outstanding Equity Award is to vest and/or the amount of the Equity Award to vest during such one year period is to be determined based on the achievement of performance criteria, then the Equity Award will be deemed to vest assuming the performance criteria had been achieved at target levels for the relevant performance period(s).
c.Qualified Termination within the Change of Control Period. If, within the Change of Control Period, the Company Group or an Affiliate terminates Executive’s employment with the Company Group and the Affiliates other than for Cause, and not due to Executive’s death or Disability, or Executive resigns from such employment for Good Reason, then, subject to Section 8, Executive will receive the following severance benefits from the Company:
i.Salary Severance. A lump sum severance payment equal to twelve (12) months of Executive’s Base Salary, as in effect immediately prior to the termination of Executive’s employment (or, if higher, as in effect immediately prior to reduction of Executive’s Base Salary described in clause (ii) of the definition of Good Reason), which will be paid in accordance with the Company’s regular payroll procedures. For the avoidance of doubt, if (A) Executive incurred a termination prior to a Change of Control that qualifies Executive for severance payments under Section 7(b)(i); and (B) a Change of Control occurs within the three (3)-month period following the termination of Executive’s employment that qualifies Executive for the superior benefits under this Section 7(c)(i), then Executive shall be entitled to a lump-sum payment of the amount calculated under this Section 7(c)(i), less amounts already paid under Section 7(b)(i).
ii.Bonus Severance. A lump-sum payment equal to 50% of Executive’s current annual target bonus amount.
iii.Health Insurance Coverage. Subject to Section 7(d), the Company will provide Health Insurance Coverage until the earliest of (A) a period of twelve (12) months from the date of the Executive’s termination of employment, (B) the date upon which the Executive (and the Executive’s eligible dependents, as applicable) becomes covered under similar plans, or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA.
iv.Equity. Vesting acceleration of one hundred percent (100%) of Executive’s outstanding unvested Equity Awards on the date of Executive’s termination. If, however, an outstanding Equity Award is to vest and/or the amount of the Equity Award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to one hundred percent (100%) of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).
d.Conditions to Receipt of Health Insurance Coverage. The Executive’s receipt of Health Insurance Coverage is subject to the Executive electing COBRA continuation coverage within the time period prescribed pursuant to COBRA for the Executive and the Executive’s eligible dependents, if any. If the Company determines in its sole discretion that it cannot provide the Health Insurance Coverage pursuant to COBRA either (i) because COBRA is not available in the jurisdiction in which Executive is employed, or (ii) without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of any Health Insurance Coverage, the Company will provide to the Executive a taxable monthly payment payable on the last day of a given month (except as provided by the immediately following sentence), in an amount equal to (A) if Health Insurance Coverage pursuant to COBRA is not available in the jurisdiction in which Executive is employed, an amount equal to the premium that was required to be paid for health coverage in effective immediately prior to Executive’s termination, which will include employer and employee contributions to payment of those premiums), or (B) the monthly COBRA premium that the Executive would be required to pay to continue his or her group health coverage in effect on the date of his or her Qualifying Termination (which amount will be based on the premium rates applicable for the first month of Health Insurance Coverage for the Executive and any of eligible dependents of the Executive) (each, a “Health Coverage Replacement Payment”), which Health Coverage Replacement Payments will be made regardless of whether the Executive elects COBRA continuation coverage, if applicable, and will end on the earlier of (x) the date upon which the Executive obtains other employment or (y) the date the Company has paid an amount totaling the number of Health Coverage Replacement Payments equal to the number of months in the applicable Health Insurance Coverage period. For the avoidance of doubt, the Health Insurance Replacement Payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to any applicable withholdings as required by applicable law. Notwithstanding anything to the contrary under this Agreement, if the Company determines in its sole discretion at any time that it cannot provide the Health Insurance Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Executive will not receive the Health Insurance Replacement Payments or any further Health Insurance Coverage.
e.Non-Duplication of Payment or Benefits. For purposes of clarity, any severance payments and benefits to be provided to the Executive under Section 7(c) will be reduced by any amounts that already were provided to the Executive under Section 7(b). Notwithstanding any provision of this Agreement to the contrary, if the Executive is entitled to any cash severance, continued health coverage benefits, or continued vesting or vesting acceleration of any equity awards during any portion of the Notice Period during which Executive is released from the obligation to perform any work duties (“Freistellung”) for the Company, by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by or to which any member of the Company Group is a party, including, but not limited to, Statutory Severance Benefits (collectively, “Other Benefits”), then the corresponding severance payments and benefits under this Agreement will be reduced by the amount of Other Benefits paid or provided to the Executive.
f.Voluntary Resignation other than for Good Reason; Termination for Cause. If Executive’s employment with the Company Group and the Affiliates terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company or any Statutory Severance Benefits.
g.Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to Executive’s death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.
h.Accrued Compensation. For the avoidance of any doubt, in the event of a termination of Executive’s employment with the Company Group and the Affiliates, Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.
i.Transfer between the Company and Affiliates. For purposes of this Section 7, if Executive’s employment with the Company Group or one of the Affiliates terminates, Executive will not be determined to have been terminated without Cause, provided Executive continues to remain employed by the Company Group or one of the Affiliates (e.g., upon transfer from one Affiliate to another); provided, however, that the parties understand and acknowledge that any such termination could potentially result in Executive’s ability to resign for Good Reason.
j.Exclusive Remedy. In the event of a termination of Executive’s employment with the Company Group and the Affiliates, the provisions of this Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company Group may otherwise be entitled, whether at law, tort or contract, in equity. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 7.
k.Statutory Severance. In the event that Executive becomes eligible to receive statutory severance payments or benefits required under applicable law (“Statutory Severance Benefits”), such Statutory Severance Benefits will be provided to Executive in accordance with applicable law.
8.Conditions to Receipt of Severance.
a.Separation Agreement and Release of Claims. The receipt of any severance pursuant to Sections 7(b) or (c) will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company Group (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable. Except as required by Section 8(b), any installment payments that would have been made to Executive prior to the Release becoming effective and irrevocable but for the preceding sentence will be paid to Executive on the first regularly scheduled Company payroll date following the date the Release becomes effective and irrevocable, and the remaining payments will be made as provided in the Agreement.
b.Section 409A.

i.Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
ii.Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 8(b)(iii). Except as required by Section 8(b)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement. In no event will Executive have discretion to determine the taxable year of payment for any Deferred Payments.
iii.Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s separation from service, will, to the extent required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, become payable on the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
iv.Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments.
v.Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments.
vi.The foregoing provisions and all compensation and benefits provided for under this Agreement are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company Group or any Affiliate reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.
9.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 8 will be either:
a.delivered in full, or
b.delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (iii) cancellation of accelerated vesting of equity awards; or (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.
Unless the Company Group and Executive otherwise agree in writing, any determination required under this Section 10 will be made in writing by a nationally recognized certified professional services firm selected by the Company Group or such other person or entity to which the parties mutually agree (the “Firm”) immediately prior to Change of Control, whose determination will be conclusive and binding upon Executive and the Company Group for all purposes. For purposes of making the calculations required by this Section 10, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company Group and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company Group will bear all costs for services rendered by the Firm in connection with any calculations contemplated by this Section 10.
10.Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
a.Affiliate. “Affiliate” means Parent and any other parent or subsidiary corporation of Parent, as such terms are defined in Section 424(e) and the Code.
b.Cause. “Cause” means (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Executive’s gross misconduct, (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company Group or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company Group; (v) Executive’s willful breach of any obligations under any written agreement or covenant with the Company Group; or (vi) Executive’s continued failure to perform his employment duties after Executive has received a written demand of performance from the Company Group which specifically sets forth the factual basis for the Company Group’s belief that Executive has not substantially performed his duties and has failed to cure such non-performance to the Company Group’s satisfaction within 10 business days after receiving such notice.
c.Change of Control. “Change of Control” means the occurrence of any of the following events:
i.A change in the ownership of Parent which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of Parent that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of Parent; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of Parent will not be considered a Change of Control; or
ii.A change in the effective control of Parent which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of Parent, the acquisition of additional control of Parent by the same Person will not be considered a Change of Control; or
iii.A change in the ownership of a substantial portion of Parent’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from Parent that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of Parent immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of Parent’s assets: (A) a transfer to an entity that is controlled by Parent’s stockholders immediately after the transfer, or (B) a transfer of assets by Parent to: (1) a stockholder of Parent (immediately before the asset transfer) in exchange for or with respect to Parent’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Parent, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Parent, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of Parent, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Parent.
Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.
Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of Parent’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held Parent’s securities immediately before such transaction.

a.Change of Control Period. “Change of Control Period” means the period beginning on the date three (3) months prior to, and ending on the date that is twelve (12) months following, a Change of Control.
b.Code. “Code” means the Internal Revenue Code of 1986, as amended.
c.Deferred Payment. “Deferred Payment” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits, that in each case, when considered together, are considered deferred compensation under Section 409A.
d.Disability. “Disability” means that the Employee has been unable to perform Executive’s Company Group duties as the result of Executive’s incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement or 180 days in any consecutive twelve (12) month period, is determined to be total and permanent by a physician selected by the Company Group or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Unless otherwise required by applicable law, termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company Group of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of Executive’s duties hereunder before the termination of Executive’s employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.
e.Equity Awards. “Equity Awards” means Executive’s stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other equity compensation awards, in each case covering shares of Parent common stock.
f.Good Reason. “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company Group cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material diminution of Executive’s authority, duties or responsibilities relative to Executive’s authority, duties or responsibilities in effect immediately prior to such diminution; provided, however, that a reduction in the Executive’s authority, duties or responsibilities solely by virtue of Parent being acquired and made part of a larger entity (for example, if the Executive is employed by the Company Group with substantially the same responsibilities with respect to the Company Group’s business that Executive had immediately prior to the Change of Control regardless of whether Executive’s title is revised to reflect Executive’s placement within the overall corporate hierarchy or whether Executive provides services to a subsidiary, affiliate, business unit or otherwise) shall not constitute Good Reason; (ii) a material reduction by the Company in the base compensation of the Executive as in effect immediately prior to such reduction, with a reduction of more than ten percent (10%) to be deemed material for such purposes; (iii) a material change in the location of Executive’s principal place of work, provided that if Executive is then employed by any member of the Company Group other than the Company, a relocation of less than fifty five (55) miles from Executive’s then-current work location shall not be deemed material, or if Executive is then employed by the Company, a relocation within of the German speaking part of Switzerland shall not be deemed material; or (iv) any other action that constitutes a material breach by the Company of its obligations to Executive under this Agreement. Executive’s resignation will not be deemed to be for Good Reason unless Executive has first provided the Company Group with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company Group receives such notice, and such condition has not been cured during such period. For purposes of clarity, Executive’s relocation to the New Location and the changes to the terms of Executive’s employment pursuant to this Agreement shall not constitute or contribute in any way to Good Reason under this Agreement or any other written agreement with the Company Group.
g.Proprietary Information and Inventions Agreement. “Proprietary Information and Inventions Agreement” means the Proprietary Information and Inventions Agreement entered into previously by the Executive and the Company.
h.Section 409A. “Section 409A” means Section 409A of the Code and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.
i.Section 409A Limit. “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.
11.Confidentiality, Business Secrets, Non-Compete Obligation. The Executive is obliged to keep confidential all manufacturing and business secrets, including client lists, technical, organisational, financial information as well as other information of any kind that is directly or indirectly connected to the operation of the Company or the operation of a client of the Company in which information the Company or one of its clients has granted the Executive insight and which became known to the Executive during the employment relationship. The Executive undertakes to keep such information in confidence at any time, i.e. during the term of the employment relationship and after its termination. Moreover, the Executive undertakes not to hand over such information to any third parties and not to make use of such information in any other way in his own favour or in favour of any person other than the Company. During the term of this agreement, the Executive undertakes to refrain from any action that may compete with the Company or any of its Group Companies.
12.Proprietary Information and Inventions Agreement. Executive agrees to continue to follow and comply with the terms and conditions of the Proprietary Information and Inventions Agreement and agrees to execute any proprietary information and invention assignment agreement that the Company may require as part of commencing employment with the Company hereunder. Additionally, the Executive hereby assigns all current and future copyrights and other intellectual property rights to the Company which arise within the scope of the employment relationship, provided that they can be transferred. Insofar as it is legally permitted, the Executive waives the assertion of any existing copyrights, compensation exceeding the contractual salary or other claims in connection with the assignment of the copyright and other intellectual property rights to the Company. Upon request of the Executive and provided that it does not contradict the Company’s eco-nomic interests, the Company may approve the assignment of copyrights developed during the Creative Time to the Executive. Insofar as an assignment of the copyrights is not legally permitted, the Executive grants the Company the exclusive right of use and enjoyment for all current and future possible ways of utilization. Such right shall be temporally and territorially unlimited and shall exclude any other person – including the Executive – from the utilization of the copyright. The Company is entitled to assign any of the above-mentioned rights in whole or in parts to third parties or to grant third parties such rights without an additional approval of the Executive. Inventions and designs produced by Executive alone or in collaboration with others in the course of his work and fulfilling his contractual obligations belong to the Company regardless of their protectability (“job-related inventions"). Inventions and designs produced by the Executive alone or in collaboration with others when performing his work but not when fulfilling his contractual obligations, regardless of whether this invention or design was completed during or after the end of the working relationship, also belong to the Company (“ad-hoc inventions") regardless of their protectability. The Company is to be notified of both job-related and ad-hoc inventions and designs immediately in writing. In case of ad-hoc inventions the Company has to notify the Executive within six months whether it wants to release it to the Executive. If the invention or design is not released, the Executive shall receive suitable compensation as per article 332, paragraph 4 of the Swiss Code of Obligations. All provisions as set out under this section also apply to copyrights, other intellectual property rights, inventions and designs that have been produced under former employment contracts with the Company. All provisions as set out under this section also apply to co-creations. If the Executive is not the owner but is only entitled to the utilization, the Executive grants the Company the right to issue declarations and perform legal acts within the joint-ownership (community of co-creators) and to fully dispose of the right.
13.D&O Insurance Policy. The Company will take out D&O insurance policy for the Executive for the duration of the Agreement. The costs of this insurance shall be borne by the Company.
14.Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
15.Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:
Grid Dynamics Switzerland GmbH
Attn: Yury Gryzlov
Current address in: c/o Bright Law AG, Bundesplatz 9, 6300 Zug, Switzerland

If to any member of the Company Group other than the Company:
Grid Dynamics Holdings, Inc.
Attn: Anil Doradla, Chief Financial Officer
5000 Executive Parkway, Ste 520,
San Ramon, CA 94583, United States of America

If to Executive:
Yury Gryzlov
[address omitted]
at the last residential address known by the Company.

16.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
17.Integration. This Agreement, the Proprietary Information and Inventions Agreement and Executive’s outstanding Equity Award agreements and plans under which such Equity Awards were granted, represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.
18.Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
19.Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
20.Tax/Social Security Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes and social security deductions.
21.Governing Law. This Agreement will be governed exclusively by the laws of Executive’s primary place of employment with the Company, without regard to that jurisdiction’s conflicts-of-law.
22.Jurisdiction. All disputes arising out of or in connection with this Agreement shall be subject to the jurisdiction of the courts of the domicile of the Parent or the Company if either is a defendant in any such dispute or the Employee's ordinary place of work.
23.Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
24.Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year set forth below.

COMPANY

Grid Dynamics Switzerland GmbH

Signature: /s/ Leonard Livschitz

By: Leonard Livschitz
Title: Director
Date: May 5, 2022

ACKNOWLEDGED BY PARENT:

GRID DYNAMICS HOLDINGS, INC.

By: Anil Doradla
Title: CFO
Date: May 5, 2022

Signature: /s/ Anil Doradla

EXECUTIVE:

/s/ Yury Gryzlov
Yury Gryzlov
Date: May 5, 2022